                                    EXHIBIT 1


                             Turner, Stone & Company
                          Certified Public Accountants
                   A Registered Limited Liability Partnership
                      12700 Park Central Drive, Suite 1610
                                Dallas, TX 75251



                         Independent Accountant's Report


Board of Directors and Stockholders
Oklahoma Energy Corporation
    and Subsidiaries
Cyril, Oklahoma

We have reviewed the accompanying  consolidated balance sheet of Oklahoma Energy
Corporation and subsidiaries at September 30, 2000, and the related consolidated statements of operations and cash flows for the three month and nine month period then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American
Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.
Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.



/s/ Turner, Stone & Company
----------------------------
Certified Public Accountants
November 13, 2000

                                      5


                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000

                                     Assets

Current assets:

         Cash                                                         $      27,662
                                                                      -------------

                  Total current assets                                       27,662
                                                                      -------------

Property and equipment, at cost, net of $1,350,861
     of accumulated depreciation, idle                                    8,933,615

Deposits                                                                     20,420
                                                                      -------------

                                                                      $   8,981,697
                                                                      =============











The accompanying notes are an integral part of the consolidated financial statements.



                                           6



                             OKLAHOMA ENERGY CORPORATION
                                  AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000


                         Liabilities and Stockholders' Equity

Current liabilities:

         Accounts payable                                            $    1,301,738
         Accrued expenses                                                 1,101,124
         Stockholder advances                                               447,800
         Notes payable                                                      760,000
                                                                      -------------

                  Total current liabilities                               3,610,662
                                                                      -------------

Reserve for estimated costs of refinery
     environmental cleanup                                                2,501,500

Commitments and contingencies                                                     -

Stockholders' equity:

         Preferred stock, $.10 par value, 6,000,000
             shares authorized, 638,647 shares issued
             and outstanding                                                 63,866
         Common stock $.05 par value, 50,000,000
             shares authorized, 47,530,755 shares
             issued and outstanding                                       2,376,538
         Paid  in capital in excess of par                               28,352,571
         Accumulated deficit                                         (   27,806,857)
         Treasury stock, 17,233 common shares and
             182,511 preferred shares, at cost                       (      116,583)
                                                                      -------------

                                                                          2,869,535
                                                                      -------------

                                                                     $    8,981,697
                                                                      =============






The accompanying notes are an integral part of the consolidated financial statements.


                                  OKLAHOMA ENERGY CORPORATION
                                       AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF DISCONTINUED OPERATIONS
                    FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                                                            2000              1999
                                                                            ----              ----

Operating revenues                                                     $          -      $          -
                                                                       -------------     -------------

Operating costs and expenses:

         General and administrative                                          97,752            23,600
         Interest expense                                                    60,410            20,591
                                                                       -------------     -------------

                  Total operating costs and expenses                        158,162            44,191
                                                                       -------------     -------------

Loss before income taxes                                               (    158,162)     (     44,191)

Income taxes                                                                      -                 -
                                                                       -------------     -------------

Net loss                                                              $(    158,162)    $(     44,191)
                                                                       =============     =============

Net loss per share:

         Basic                                                        $(       .003)    $(       .001)




















       The accompanying notes are an integral part of the consolidated financial statements.


                                  OKLAHOMA ENERGY CORPORATION
                                       AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF DISCONTINUED OPERATIONS
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                                                            2000              1999
                                                                            ----              ----

Operating revenues                                                     $          -      $          -
                                                                       -------------     -------------

Operating costs and expenses:

         General and administrative                                         207,548            50,000
         Interest expense                                                   148,754            41,182
                                                                       -------------     -------------

                  Total operating costs and expenses                        356,302            91,182
                                                                       -------------     -------------

Loss before income taxes                                               (    356,302)     (     91,182)

Income taxes                                                                      -                 -
                                                                       -------------     -------------

Net loss                                                              $(    356,302)    $(     91,182)
                                                                       =============     =============

Net loss per share:

         Basic                                                        $(       .007)    $(       .002)




















           The accompanying notes are an integral part of the consolidated financial statements.


                               OKLAHOMA ENERGY CORPORATION
                                     AND SUBSIDIARIES
                           CONSOLIDATED STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                                                                             2000              1999
                                                                             ----              ----
Cash flows provided (used) by operating activities:

Net loss                                                              $(    356,302)     $(    91,182)
                                                                       -------------     -------------

Adjustments to reconcile net loss to net cash used in operating activities:

         Common stock issued for service                                          -                 -
         Increase (decrease) in deposits                                (    20,420)                -
         Increase (decrease) in accrued expenses                            179,468            91,182
                                                                       -------------     -------------

         Total adjustments                                                  159,048            91,182
                                                                       -------------     -------------

         Net cash used in operating activities                        (     197,254)                -
                                                                       -------------     -------------

Cash flows provided by investing activities                                       -                 -

Cash flows provided by financing activities:

         Advances from stockholders                                          54,467                 -
         Repayments to stockholders                                   (      35,834)                -
         Sale of treasury stock                                             194,862                 -
                                                                       -------------     -------------

         Net cash provided by financing activities                          213,495                 -
                                                                       -------------     -------------

Net increase (decrease) in cash                                              16,241                 -

Cash at beginning of year                                                    11,421            10,693
                                                                       -------------     -------------

Cash at end of quarter                                                 $     27,662      $     10,693
                                                                       =============     =============


Purchase of treasury stock in exchange
   for note payable                                                    $    150,000      $          -







      The accompanying notes are an integral part of the consolidated financial statements.

                                                10

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report for the year ended December 31, 1999.

Operating and financial status of Company

Oklahoma Energy Corporation (the Company) was incorporated on September 4, 1981 under the laws of the State of Oklahoma. In the recent past, the Company's principal business has been the refinery of crude oil into diesel fuel, kerosene, and other industrial products at its refinery in Cyril, Oklahoma (Cyril Refinery), the production of and exploration for crude oil and natural gas and the contract operations of producing oil and gas properties. However, the Company no longer operates the Cyril refinery and the Company has sold all its oil and gas properties and well operations.

In April 1995, the Cyril Refinery stopped its refining because it was unable to achieve profitable operations and pay its obligations on a current basis. The Company is currently in default on a note payable that is secured by the refinery and pledged with all of the outstanding common stock of the subsidiary which owns the refinery, Cyril Petrochemical Corporation (CPC) (Note 2). The viability of the Company to continue as a going concern will be dependent, in large part, on its ability to secure additional sources of financing or equity capital, sell the Cyril Refinery, work out satisfactory arrangements with its lender and/or to conduct profitable operations. Management is currently attempting to obtain external financing and/or equity capital sufficient enough to allow it to once again start up refinery operations (Note 7).

Principles of consolidation

The consolidated financial statements include the general accounts of Oklahoma Energy Corporation and its wholly owned subsidiaries, Cayman Production Company
(CPCo), Cayman Exploration Corporation (CEC) and Cyril Petrochemical Corporation
(CPC), the Company's only active subsidiary. All intercompany accounts and transactions have been eliminated in the consolidation and each subsidiary corporation has a fiscal year end of December 31.

                          OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999


Cash flow information

For purposes of the statement of cash flows, the Company considers cash on hand and all highly liquid debt instruments purchased with an original maturity of three months or less to be cash.

Property and equipment

The refinery property and equipment is stated at cost less accumulated depreciation. No depreciation has been taken on the refinery since it discontinued operations in April 1995. Other property costs, less accumulated depreciation, are removed from the accounts upon disposition, and gains or losses on disposals are reflected in operations. All repairs and maintenance are expensed as incurred.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred taxes are determined based on the estimated future tax effects of temporary differences between the financial statement and tax basis of assets and liabilities. The Company files a consolidated tax return.

Net loss per share

Basic loss per share is computed by dividing the net loss by the weighted average number of common stock shares outstanding during the year. The weighted average number of common stock shares outstanding at September 30, 2000 and 1999 totaled 47,530,755 and 47,290,545, respectively. No effect has been given to the assumed exercise of convertible preferred stock because the effect would be antidilutive.

2. NOTES PAYABLE

Notes payable at September 30, 2000, consisted of the following:

    Note payable to the Wall Street  Trading Group,
     due January 1, 1999,  with interest accruing at
     8% from June 15, 1998. Although past due, this note
     is not considered in default by the lender                       $ 10,000

     Note payable to Oklahoma Industrial Finance
     Authority with 10.875% interest payable quarterly,
     January,  April, July, October.  The note is
     secured by the  refinery  and the stock of CPC
     is pledged to the  Oklahoma  Industrial Finance
     Authority (OIFA) as collateral. This loan has been
     in default since October 1996 and accrued interest
     payable totals $401,016.                                          750,000
                                                                    ------------
                                                                    $  760,000
                                                                    ============

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999


3. RELATED PARTY TRANSACTIONS

Stockholders

During the nine months ended September 30, 2000 and 1999, the Company received non-interest bearing advances from a stockholder totaling $168,633 and $132,547, respectively. These advances are due on demand and unsecured. During the quarter ended September 30, 2000, the Company received interest bearing advances (8.0%) from a stockholder totaling $150,000 due December 31, 2000, repaid $35,834 of these advances and accrued interest totaling $4,446.

Officers

During the year ended December 31, 1998, the Company entered into a compensation agreement with an officer. The agreement provides for monthly compensation of $3,000 payable in common stock of the Company. In addition, the agreement provides an option to purchase 750,000 common stock shares at $.05 per share upon the officer successfully obtaining lending arrangements for no less than $1,000,000. This officer resigned from the Company in May 1999 without obtaining the lending arrangements and the agreement was terminated.

During May 1999 a compensation agreement was entered into with another officer that provided for compensation of $6,000 to accrue monthly and be paid upon closing of the refinery sale. This agreement is being renegotiated due to the plant not being sold and alternative uses being considered. This officer resigned from the Company in April 2000.

During May 2000 an agreement was entered into with another officer that provided for a monthly compensation of $10,000. For the quarter ended September 30, 2000 and 1999, $21,000 of compensation was unpaid under the above agreement.

4. COMMITMENTS AND CONTINGENCIES

Trade payables, judgments and liens

During the year ended December 31, 1997, the Company wrote off approximately $6,200,000 of unsecured accounts payable management believes it will no longer be liable for because of their age and the lack of collection activity by its creditors. This transaction was accounted for as extinguishment of debt. Management believes the amount it may have to pay on these accounts payable will not be significant although it is not possible to estimate the amounts the Company will ultimately be liable for.

At September 30, 2000 and 1999, the Company has various judgments against its assets and liens on its Cyril Refinery totaling $1,301,149, plus $414,705 and $326,950, respectively, of related accrued interest, $132,755 and $77,878, respectively, of which was accrued during the quarter ended September 30, 2000 and 1999. These judgments and liens and the related accrued interest are reflected in the accompanying consolidated financial statements as accounts payable and accrued expenses, respectively.

Leases

The Company is currently not obligated under any noncancelable operating or capital lease agreements.

Litigation

On November 10, 1993, the Company secured a $750,000 loan from the Oklahoma Industrial Finance Authority (OIFA), which funds were used to satisfy a portion of the Company's start-up working capital needs. The OIFA loan was for one year and is now in default with interest accruing at eight percent (8%).

On June 30, 2000, the Company entered into an "Option Contract to Purchase Cyril Petrochemical Corporation's Promissory Note, Mortgage and Security Agreement, and all Additional Collateral" ("Contract") with the Oklahoma Industrial Financial Authority ("OIFA"). The original loan was dated November 10, 1993. According to the Contract, as part of the collateral subject to the Contract, is Share Certificate No. 25, which was pledged to OIFA and continues to be pledged to OIFA, in the amount of 1000 shares of all outstanding common stock of Cyril Petrochemical Corporation, owned by Cayman Resources Corporation, presently doing business as Oklahoma Energy Corporation. Additionally, according to the

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999

terms of the OIFA loan, OIFA holds the first mortgage and has a security interest pursuant to a Uniform Commercial Code Financing Statement as to all of the Company's present and future equipment, filed on November 10, 1993. As further stated in the Contract, another lien in the original amount of $321,692, is asserted to be held by GEO American, Inc. for labor and material supplied to the site. The mortgage, promissory note, the pledged stock, the UCC-1 security interest and the lien can be purchased under the Contract for the aggregate sum of $950,000, less option payments which are to be applied to the purchase price. Management of the Company believes it to be in the best interest of the Company to cause the exercise of the Contract.

OIFA and Geo American may foreclose on any and all collateral at any time by the re-activation of their legal proceedings, subject to the Company's right under the Contract.

During the week of July 5, 2000, the Company received a letter dated June 29, 2000 from John A. Rayll, Jr. concerning a judgment in his favor against Cayman Resources Corporation, filed in Tulsa County, Oklahoma's District Court on May 28, 1997. Mr. Rayll claims that he is owed the sum of $119,363 as of September 30, 2000. Mr. Rayll further claims that he had purchased at a sheriff's sale all of Cayman Resources Corporation's right, title and interest in Stock Certificate No. 25 representing 1,000 common stock shares of the Company. It has been independently confirmed that the Oklahoma Industrial Financial Authority (OIFA) has physical possession of Certificate No. 25 as part of its security interests under the OIFA loan, and that the Notice of Sale which was caused to be published by John Whetsel, Sheriff of Oklahoma County by D.R. Williams on July 15, 1997, provided in pertinent part that the 1,000 shares represented by Share Certificate No. 25 is in the possession of OIFA and any such sale was and is subject to the prior possessory lien of OIFA, among other matters. Management has been and is diligently pursuing to challenge Mr. Rayll's claim. It is Management's position that this claim will be vigorously defended and contested on several grounds.

5. PREFERRED STOCK

The authorized capital stock of the Company includes 6,000,000 shares of preferred stock, par value $0.10 per share. The preferred stock may be issued in one or more series, and the terms and rights of such stock is determined by the Board of Directors.

Preferred stock issued and outstanding at par at September 30, 2000 and 1999 is as follows:

         Series A cumulative preferred stock, 40,000
         shares issued and outstanding at December 31,
         1999;  $70,805 dividends in arrears at December
         31, 1999;  aggregate liquidation preference
         was $120,805 at December 31, 1999                            $  4,000

         Series B cumulative preferred stock, 83,335
         shares issued and outstanding at December 31,
         1999; $177,014 dividends in arrears at December
         31, 1999; aggregate liquidation preference was
         $302,017 at December 31, 1999                                   8,335

         Series C convertible, exchangeable, preferred stock,
         1,000,000 shares authorized, 33,401 issued and
         outstanding at December 31, 1999; aggregate
         liquidation preference was $3,340 at December 31, 1999;
         convertible to 217,107 shares of common stock at
         December 31, 1999; 19,600 shares held in treasury
         at December 31, 1999                                            3,340

         Series D convertible,  exchangeable, preferred stock,
         1,000,000 shares authorized,  481,911  issued and
         outstanding  at December  31,  1999; aggregate
         liquidation  preference was $1,204,778 at December
         31, 1999; convertible  to 1,204,778  shares of common
         stock at December 31, 1999; 162,911 shares held in
         treasury at December 31, 1999                                  48,191

         Series E convertible, exchangeable, preferred stock,
         1,000,000 shares authorized, 0 issued and outstanding
         at December 31, 1999; aggregate liquidation preference
         was $0 at December 31, 1999; convertible to 0 shares
         of common stock                                                   -
                                                                      ----------
                                                                      $ 63,866
                                                                      ==========
                                       14

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999


The rights of Series B Preferred Stock are subordinate to those of Series A Preferred Stock. The rights of Series D Preferred Stock are subordinate to those of Series C Preferred Stock, and the rights of Series C and D Preferred Stock are both subordinate to Series A and B Preferred Stock. The rights of Series E Preferred Stock are subordinate to Series A, B, C and D Preferred Stock.

In addition to the cumulative dividends on the Series A ($.10 per share annually) and the Series B ($.12 per share annually) Preferred Stock, each share of the Series A and Series B Preferred Stock is entitled to participate share for share with the common stock in any dividends paid after the holders of the common stock receive dividends of $.25 per share in any year. Dividend payments on Series A and B Preferred Stock are legally restricted until the Company has positive retained earnings. Each share of Series A and B Preferred Stock is entitled to one vote. Series C, D and E Preferred Stock are entitled to vote on an as-converted to common stock basis.

6. COMMON STOCK

Common stock issued

On March 7, 1997, the Company sold 15,200,000 shares of its common stock, par value $.10, in a transaction outside the United States without registration under the Securities and Exchange Act (the Act) of 1933. Such sale was offered and accepted by a Canadian company (Purchaser) which was not an U.S. Person as defined in Regulation S of the Act. The Company's common stock was issued in consideration for the assignment of certain contract leasehold rights held by the Purchaser to drill for oil and natural gas in Cameron Parish, Louisiana. These leases are not currently producing. The Company has no immediate plans to develop the leasehold, which will require a significant amount of capital. At this time, the Company does not have the capital to develop these leases, but hopes to secure such financing. Because of the Company's present poor financial condition, there is no assurance that it will be able to secure the financing necessary to develop its Louisiana leasehold rights.

On November 11, 1997, the Company sold 5,000,000 shares of its common stock, par value $.10, in a transaction outside the United States without registration under the Securities and Exchange Act (the Act) of 1933. Such sale was offered and accepted by a Panamanian company (Purchaser) which was not an U.S. Person as defined in Regulation S of the Act. The Company's common stock was issued in consideration for the cancellation of Company debt incurred over the year for the cash to maintain the Cyril Refinery and other general and administrative costs.

In July 1997 the Corporation changed its name from Cayman Resources Corporation to Oklahoma Energy Corporation. A stock reserve was set up for Cayman stock certificate holders to exchange their certificates for OEC stock certificates. During 1999, 2,511 shares of Cayman certificates were converted to OEC stock certificates.

7. ENVIRONMENTAL ISSUES

Reactivation of Cyril Refinery

In January of 1994, the Company reactivated its Cyril Refinery operations. The Company shut down refinery operations in April of 1995. During the sixteen months of operations, the Company experienced substantial mechanical problems and was unable to meet product specifications demanded by its customers. As a result, the Company realized significant losses from its operation of the Cyril Refinery which caused the loss of its crude oil credit lines and the ultimate shut down of refinery operations.

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999


Although the Company is now pursuing financing which will enable it to renew its financing arrangements and allow it to utilize the refinery as a storage facility prior to resuming the operations of the Cyril Refinery again, there is absolutely no assurance that the Company will be successful.

Environmental considerations

In 1988, the Cyril Refinery property formerly owned by the State of Oklahoma, was placed on the National Priority List (NPL). This action was taken by the EPA in accordance with the Comprehensive Environmental Response Compensation Liability Act of 1980 (CERCLA), as amended by the Superfund and Reauthorization Act of 1986 (SARA). In 1991, the EPA concluded a Remedial
Investigation/Feasibility Study (RIFS) of the Cyril Refinery site. The RIFS identified certain areas where contamination and hazardous chemicals exist. The RIFS conclusion was that the contaminants found at the ORC site did not pose an immediate hazard of significant risk to human health at off-site testing locations used by the study. It was therefore determined that the contaminants contained within the ORC site could be remediated over a period of time. In 1991, the EPA issued a Proposed Plan of Action (PPA) which outlined several alternative actions which could be taken to either contain, remediate or remove the identified contaminated material. Following public hearings, the EPA issued its Record of Decision (ROD) which together with the PPA outlines in general the EPA's plan to clean up the entire ORC site.

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999


In January 1999, the EPA/ODEQ addressed environmental issues existing at the Cyril Refinery and continue to do. The remedial actions cited involved the following items (not listed in order of importance): Asbestos containing materials, storm water and process water issues, hazardous waste treatment, ground water recovery and treatment, PCB oil containing transformers, and hazardous waste storage units.

The Company has agreed to the clean-up of the site in cooperation with the lead government agency, the Oklahoma Department of Environmental Quality ("ODEQ"), Superfund, and the EPA Compliance Assurance and Enforcement Division ("RCRA"). The EPA has presented its Initial Administrative Order to Cyril Petrochemical Corporation and to OKOK. The order outlines the actions necessary to complete the clean-up. During the clean-up, the EPA has agreed to allow the operation of the tankfarm and refinery simultaneously with the environmental cleanup. OKOK is presently pursuing the initial stages of obtaining the necessary permits for the tankfarm and the refinery for its operations necessary to commence such concurrent activities.

The cost of the entire clean-up is estimated to be between $2 and $4 Million. Within that range, a lower cost is expected because the EPA appears to be agreeable to a risk-based or "brown field" approach to the clean-up. OKOK has reserved $2.5 Million for the clean-up.

8. INCOME TAXES

Deferred federal income tax provisions result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes primarily relating to different methods of accounting for environmental clean up reserves.

For the years ended December 31, 2000 and 1999, pursuant to Statement of Financial Accounting Standards No. 109, the Company has recognized deferred tax assets and liabilities which have been offset by a valuation allowance in the same amount. Significant components of the Company's deferred tax assets and liabilities are summarized below.

                                                                 2000              1999
                                                                 ----              ----
 Deferred tax liability relating to refinery
     Property                                             $(  1,193,622)    $(  1,193,622)

 Deferred tax assets:

     Refinery Environmental cleanup reserve                     850,510           850,510
     Tax effect of net operating loss
        carryforwards                                         2,346,000         2,210,000
     Investment tax credit carryforwards                        615,500           615,500
     Valuation allowance                                   (  2,618,388)     (  2,482,388)
                                                          --------------    --------------
                                                          $           -     $           -
                                                          ==============    ==============

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999

A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company's effective tax rate for the years ended December 31, 2000 and 1999 is as follows.

         Tax computed at statutory rate                     (   136,336)     (    113,220)
         Losses not providing tax benefit                       136,336           113,220
                                                           --------------    --------------
         Income tax expense                                $          -      $          -
                                                           ==============    ==============

At December 31, 2000 and 1999, the Company had available net operating loss carryforwards for federal income tax purposes of approximately $6,900,000 and $6,500,000, respectively, which expire if unused in the years 2001 through 2008. Additionally, the Company has investment tax credit carryforwards of $615,500, expiring through the year 2000. The Company has provided a valuation allowance for the full benefit of its net operating loss carryforwards and investment tax credit carryforwards, because management believes that it is more likely than not that the benefit from these carryforwards will not be realized. The utilization of these carryforwards may also be significantly limited in the future because of the provisions of Section 382 of the Internal Revenue Code of 1986 relating to the Company's 1991 acquisition of CPC.

9. FINANCIAL INSTRUMENTS

The Company's financial instruments, which potentially subject the Company to credit risks, consist of its cash and notes payable.

Cash

The Company maintains its cash in bank deposit and other accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts, and does not believe it is subject to any credit risks involving its cash.

Notes payable

Management believes the carrying value of these notes represent the fair value of these financial instruments because their terms are similar to those in the lending market for comparable loans with comparable risks.

10.      SEGMENT INFORMATION

The Company's refinery operations, which are currently discontinued, constitute its only reportable operating segment. Accordingly, the accompanying consolidated financial statements reflect only the assets, liabilities, net assets and operating results related to this discontinued operation.

                           OKLAHOMA ENERGY CORPORATION
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2000 AND 1999


11.      SUBSEQUENT EVENTS


     On July 5, 2000, the Company entered into a letter of intent with Camtraco Enterprises, Inc. ("Camtraco") of Houston, Texas. The transaction envisioned a long-term strategic alliance with Camtraco and the Company in the storage and blending of crude oil and jet fuel under a Mentor-Protege program established by the Department of Defense, together with feedstock supply necessary to operation the program. Based on the results of subsequent negotiations, the Company is no longer pursuing this Camtraco relationship.

OIFA Agreement

     On June 30, 2000, the Company entered into an "Option Contract to Purchase Cyril Petrochemical Corporation's Promissory Note, Mortgage and Security
Agreement, and all Additional Collateral" ("Contract") with the Oklahoma Industrial Financial Authority ("OIFA"). The original loan was dated November 10, 1993. According to the Contract, as part of the collateral subject to the Contract, is Share Certificate No. 25, which was pledged to OIFA and continues to be pledged to OIFA, in the amount of 1000 shares of all outstanding common stock of Cyril Petrochemical Corporation, owned by Cayman Resources Corporation, presently doing business as Oklahoma Energy Corporation. Additionally, according to the terms of the OIFA loan, OIFA holds the first mortgage and has a security interest pursuant to a Uniform Commercial Code Financing Statement as to all of the Company's present and future equipment, filed on November 10, 1993. As further stated in the Contract, another lien in the original amount of $321,692, is asserted to be held by GEO American, Inc. for labor and material supplied to the site. The mortgage, promissory note, the pledged stock, the UCC-1 security interest and the lien can be purchased under the Contract for the aggregate sum of $950,000, less option payments which are to be applied to the purchase price. Management of the Company believes it to be in the best interest of the Company to cause the exercise of the Contract.


                              OKLAHOMA ENERGY CORPORATION
                                    AND SUBSIDIARIES
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 2000 AND 1999



                                         EXHIBIT 3



Statement Re:  Computation of Earnings per Share:

                                                            Nine Months Ended
                                                            ------------------

                                                 September 30, 2000     September 30, 1999
                                                 ------------------     ------------------
Primary and fully diluted:
         Weighted average shares
            outstanding                               47,530,755            47,290,545
                                                   --------------        --------------

         Total weighted average
         number of shares outstanding                 47,530,755            47,290,545
                                                   ==============        ==============

         Net income (loss)                         $(    356,302)        $(     91,182)
                                                   ==============        ==============


         Per share amount                          $(       .007)        $(       .002)
                                                   ==============        ==============





                                                 20